Exhibit 10.1

FIRST AMENDMENT TO EQUITY RESIDENTIAL RESTATED 2002 SHARE INCENTIVE PLAN

THIS FIRST AMENDMENT (the “First Amendment”) to the EQUITY RESIDENTIAL RESTATED 2002 SHARE INCENTIVE PLAN (“Plan”) is executed as of the 4th day of November, 2008. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan.

RECITALS

WHEREAS, the Board of Trustees of Equity Residential (the “Company”) adopted the Plan on February 21, 2002, which was approved by the shareholders of the Company at the 2002 Annual Meeting of Shareholders.

WHEREAS, the Company restated the Plan pursuant to a Restatement dated June 10, 2008, to provide for one consolidated Plan incorporating the terms and provisions of all prior amendments.

WHEREAS, the Company desires to amend the Plan to change the definition of retirement for employee and officer Grantees.

WHEREAS, for employees hired prior to January 1, 2009, retirement generally will mean the termination of employment, other than for Good Cause, on or after age 62; or prior to age 62 after meeting the requirements of the Rule of 70 (as hereinafter defined).

WHEREAS, for employees and officers hired on or after January 1, 2009, retirement generally will mean the termination of employment, other than for Good Cause, after meeting the requirements of the Rule of 70.

WHEREAS, the modifications to the Plan set forth in this First Amendment shall be effective as of January 1, 2009, and shall apply to any outstanding and future Share Awards, Options, SARs, Dividend Equivalents or other awards granted pursuant to the Plan to employees and officers of the Company.

NOW THEREFORE, the Plan is amended, effective as of January 1, 2009, as follows:

1. Share Awards. Paragraph 5 is amended by adding the following definition as paragraph 5(e):

(e) For purposes of this Plan, the “Rule of 70” is met when an employee or officer Grantee’s years of service with the Company or its Subsidiaries or predecessors (must be at least 15 years, based on 180 months of employment, not calendar years) plus his or her age (must be at least 55 years) on the date of termination equals or exceeds 70 years. In addition, the employee must give the Company at least 6 months’ advance written notice of his or her intention to retire and sign a release upon termination of employment, with ongoing non-competition and employee non-solicitation provisions, releasing the Company from customary claims (“Rule of 70 Release”).

2. Share Awards. Paragraph 5(a)(iii) is deleted in its entirety and the following is substituted therefor:

(iii) Notwithstanding the foregoing, the conditions and restrictions described in paragraph 5(a)(i) and (ii) that are contained in the terms of any Share Award shall immediately lapse and be of no effect, and the Share Awards subject to such conditions and restrictions shall fully vest (with any performance goals deemed to be met in full at the maximum amount possible unless otherwise provided by the specific terms of an award) in favor of the Grantee, in the event of (I) a “Change in Control” of the Company, or (II) the termination of a Grantee’s Service:

(A) because of the Grantee’s death;

(B) with respect to a Grantee who is an employee or officer in connection with his or her disability (as defined in Section 5(d)); or if such Grantee’s Service commenced prior to January 1, 2009, in connection with such Grantee’s termination of Service (other than if the termination occurs for Good Cause) at or after age 62; or

(C) with respect to a Grantee who is a member of the Board (excluding employee trustees) in connection with his or her retirement at or after age 72, the Board’s decision not to renominate him or her for re-election to the Board at any shareholders’ meeting at which Trustees are elected, or the failure to be re-elected to the Board at any such shareholders’ meeting, or the Trustee’s resignation from the Board by reason of either: (i) a material change in the Trustee’s employment or job responsibilities; or (ii) the Trustee’s disability.

If the Service of a Grantee terminates other than as described above (other than if the termination occurs for Good Cause), the Committee may determine that either: (i) the conditions and restrictions described in paragraph 5(a)(i) and (ii) that are contained in the terms of any Share Award shall immediately lapse and be of no effect, and in such event, the Share Awards subject to such conditions shall fully vest in favor of the Grantee; or (ii) the vesting of any Share Awards shall continue past the Grantee’s termination of Service per the original vesting schedule, subject to such conditions as the Committee shall determine. The Committee may make the determination described in the preceding sentence and communicate such determination in the Grantee’s award agreement or in any other manner.

Upon the termination of Service (other than for Good Cause) of either: (i) an employee or officer Grantee whose Service commenced prior to January 1, 2009 and whose termination occurred prior to age 62; or (ii) an employee or officer Grantee whose Service commenced on or after January 1, 2009; in each case after meeting the requirements of the Rule of 70, the Grantee’s Share Awards shall continue to vest per the original vesting schedule (subject to immediate and full vesting upon the occurrence of any of the circumstances described in paragraph 5(a)(iii)), provided the Grantee complies with the non-competition and employee non-solicitation provisions contained in the Grantee’s Rule of 70 Release. If the Grantee violates any of these provisions following the termination of his or her Service, unless otherwise determined by the Committee, all unvested Share Awards at the time of the violation will be forfeited to the Company.

3. Share Options. Paragraph 6(e) is hereby deleted in its entirety and the following is substituted therefor:

(e) Immediate Vesting. Notwithstanding the provisions of paragraph 6(c), each Option granted under the Plan to a Grantee and as to which the Expiration Date has not occurred shall be immediately and fully exercisable, for the period indicated, in the event of (I) a Change in Control of the Company (in which case it shall be exercisable until its Expiration Date), or (II) the termination of a Grantee’s Service:

(i) because of the Grantee’s death (in which case it shall be exercisable by the person or persons to whom the Grantee’s right passes by will or by the laws of descent and distribution) until the earlier of (A) the third anniversary of such termination or (B) its Expiration Date,

(ii) with respect to a Grantee who is an employee or officer in connection with his or her disability (as defined in Section 5(d)); or if such Grantee’s Service commenced on or prior to January 1, 2009, in connection with such Grantee’s termination of Service (other than if the termination occurs for Good Cause) at or after age 62, in which case it shall be exercisable until its Expiration Date; or

(iii) with respect to a Grantee who is a member of the Board (excluding employee trustees) in connection with his or her retirement at or after age 72, the Board’s decision not to renominate him or her for re-election to the Board at any shareholders’ meeting at which Trustees are elected, or the failure to be re-elected to the Board at any such shareholders’ meeting, or the Trustee’s resignation from the Board by reason of either: (i) a material change in the Trustee’s employment or job responsibilities; or (ii) the Trustee’s disability, in which case it shall be exercisable until its Expiration Date.

If the Service of a Grantee terminates other than as described above, his or her Options shall not become exercisable with respect to any additional Shares, unless (other than if the termination occurs for Good Cause) the Committee determines that either: (i) the vesting of the Options shall accelerate (in whole or in part) in connection with such termination; or (ii) the vesting of any Options (in whole or in part) shall continue past the Grantee’s termination of Service, subject to such conditions as the Committee shall determine; and in each case, each Option shall be exercisable until the earlier of: (a) 90 days after such termination unless extended by the Committee; or (b) its Expiration Date.

Upon the termination of Service (other than for Good Cause) of either: (i) an employee or officer Grantee whose Service commenced prior to January 1, 2009 and whose termination occurred prior to age 62; or (ii) an employee or officer Grantee whose Service commenced on or after January 1, 2009; in each case after meeting the requirements of the Rule of 70, the Grantee’s Options shall continue to vest per the original vesting schedule (subject to immediate and full vesting upon the occurrence of any of the circumstances described in paragraph 6(e)), and each Option shall be exercisable until its Expiration Date, provided the Grantee complies with the non-competition and employee non-solicitation provisions contained in the Grantee’s Rule of 70 Release. If the Grantee violates any of these provisions following the termination of his or her Service, unless otherwise determined by the Committee, all vested and unvested Options at the time of the violation will be forfeited to the Company.

4. Share Appreciation Rights. Paragraph 7 is amended by adding the following sentences at the end of paragraph 7(e):

“Upon the termination of Service (other than for Good Cause) of either: (i) an employee or officer Grantee whose Service commenced prior to January 1, 2009 and whose termination occurred prior to age 62; or (ii) an employee or officer Grantee whose Service commenced on or after January 1, 2009; in each case after meeting the requirements of the Rule of 70, the Grantee’s SARs shall continue to vest per the original vesting schedule (subject to immediate and full vesting upon the occurrence of any of the circumstances described in paragraph 6(e)), provided the Grantee complies with the non-competition and employee non-solicitation provisions contained in the Grantee’s Rule of 70 Release. If the Grantee violates any of these provisions following the termination of his or her Service, unless otherwise determined by the Committee, all unvested SARs at the time of the violation will be forfeited to the Company.”

5. Plan In Full Force And Effect. After giving effect to this First Amendment, the Plan remains in full force and effect.

IN WITNESS WHEREOF, this First Amendment has been executed as of the date first written above.

EQUITY RESIDENTIAL

By:	/s/ Bruce C. Strohm
Bruce C. Strohm
Executive Vice President and General Counsel